EXHIBIT 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Ron Klawitter	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5295	(206) 729-3625

KEY TRONIC CORPORATION ENTERS INTO LETTER OF INTENT
TO ACQUIRE CDR MANUFACTURING, INC. FOR $46.9 MILLION
Transaction Expected to Expand Printed Circuit Board Assembly Capabilities and
Extend Customer Base to New Multi-National Companies
Spokane Valley, WA- July 17, 2014 - Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced that it has signed a letter of intent to acquire CDR Manufacturing, Inc. (dba Ayrshire Electronics) for $46.9 million in cash.  The letter of intent includes a 75 day exclusivity period for completion of due diligence and negotiation of the definitive agreement.
CDR has annual revenue of approximately $120 million and provides printed circuit board assembly and other EMS services to a diversified customer base, including a number of large multi-national companies.  It operates manufacturing facilities in Minnesota, Arkansas, Mississippi, Kentucky and Mexico.  The acquisition, if consummated, is expected to be immediately accretive to earnings.
“The planned acquisition of Ayrshire would represent a major step forward for Key Tronic, significantly expanding our printed circuit board assembly capabilities and extending our customer base with new multi-national companies,” said Craig Gates, President and Chief Executive Officer.
Key Tronic expects to finance the transaction with cash on hand and a term loan from Wells Fargo, and anticipates the transaction to be completed during the first quarter of fiscal 2015.
The letter of intent is not binding on either party and the proposed acquisition is subject to Key Tronic’s completion of its due diligence, the negotiation and execution of definitive agreements relating to the proposed acquisition, and final approval of Key Tronic’s financing for the transaction, among other things.
Conference Call
Key Tronic will host a special conference call today to discuss its preliminary financial results and expected acquisition of CDR Manufacturing at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 888-401-4668 or +1-719-325-2315 (Access Code: 7875336). A replay will be available by calling 888-401-4668 or +1 719-457-0820 (Access Code: 7875336). A replay will also be available on the Company’s Web site.

About Key Tronic
Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico and China. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world's leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects or targets or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company's statements regarding its expectations with respect to the completion of the acquisition of CDR Manufacturing. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to completion of the Company’s due diligence investigation of CDR Manufacturing to its satisfaction, completion of financing arrangements with respect to the transaction on terms that are acceptable to the Company, successful negotiation and execution of definitive agreements with respect to the transaction, and the other risks and uncertainties detailed from time to time in the Company's SEC filings.